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Verb Technology Company Inc.

Stockholder Town Hall Call

August 29, 2019

C O R P O R A T E P A R T I C I P A N T S

Rory J. Cutaia, Founder, President, Chief Executive Officer and Chairman of the Board

Jeff Clayborne, Chief Financial Officer

P R E S E N T A T I O N

Operator:

Good afternoon, and welcome to the Verb Technology Company’s Stockholder Town Hall Conference Call. The purpose of this call is to address questions concerning Verb’s second quarter 2019 Form 10-Q, filed on August 14. As discussed on the August 14 conference call, the late end-of-day filing on that date allowed investors little time to read the filing before the start of the Management call. Accordingly, Verb Management offered to host this additional call to ensure that investors have an adequate opportunity to read the Form 10-Q before formulating questions. In order to maximize the number of questions to be answered during the one-hour allotted time, as well as to ensure that only questions that are relevant and did not call for the disclosure of material nonpublic information, investors were asked to submit their questions in writing by Friday, August 23 to allow counsel to review the questions for compliance purposes. All questions that met the foregoing criteria are intended to be addressed in today’s call, as time permits.

At this time, all participants are in a listen-only mode. Please be advised that the call is being recorded at the Company’s request.

On our call today are Rory J. Cutaia, CEO, and Jeff Claybourn, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. Verb Technology Company disclaims any obligation to update these forward-looking statements, as well as those contained in its press release issued on August 15, 2019, and the risk factors contained in the Company’s current and subsequent filings with the SEC.

For purposes of today’s call, the Company would like to advise you that it and its wholly-owned subsidiary are deemed to have been operating as one enterprise for all of the financial periods discussed.

Now I’d like to turn the call over to Rory J. Cutaia. Rory?

Rory J. Cutaia:

Okay. Good afternoon, everyone. Thank you very much for joining us for our Stockholder Town Hall. As you know, and as just stated, we didn’t give people enough time last time to read through the 10-Q filing and formulate questions, and I wanted to make sure everyone had a chance to do that, so we’ve scheduled today. I apologize first if we’ve got any background noise, we are here in the office and yes, there’s a lot going on.

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Look. What I’ve decided to do is, I’m going to address every single question that was sent to us. I think there was about 49 questions. I’ll answer them in accordance with the appropriate SEC disclosure rules, but I didn’t want anyone to feel that they had a question, whether a tough question or an easy question, I didn’t want them to feel that we ignored it, or chose not to answer it for any reason, legal or otherwise. I’m going to do my best to answer every single one, I’m going to jump into them; now, I did lump together those questions that I thought were similar, so we’re not repeating the same answer, and I think we’ll just jump into it right now.

Okay. First question. “How is the business going? When will the office open in Newport Beach?” Okay, so look. The business is going great, as we’ll discuss in more detail in response to some of the other questions. The Newport Beach office is now open. In fact, we’ve already had several investors stop by to say hello. Some have asked about the expense associated with the Newport Beach office, and you should know that we negotiated a great deal here that included approximately $0.6 million in improvements paid for by the landlord, and many months of free rent; look, we’re not paying rent any time soon. In fact, we’re not paying rent here until some time next year, and when rent does commence, it’s going to be—it is at a very fair market rent for this entire surrounding area.

Next. Here’s a few in a row here, now, I answer them all together. “Why doesn’t the stock price reflect the business?” “The stock’s not doing so well. Should we worry?” “I still don’t understand why the thousands of shares I had turned into nothing when you switched to NASDAQ and inflated the price per share; how is that legal? Basically I’ve got one quarter of the shares I had when I bought in and the price is less per share.”

Next, “What is the plan to stimulate buy-side interest in the stock with a single user signed up in the past, you have a PR like one zoo (phon), one airplane company, how come no PRs now (inaudible) companies with so many users?” Three more in this category. “Are there any other drivers, other than a reverse split, to help increase share price? Will there be any increase in communications from the Company going forward? July and August seemed fairly (inaudible) earnings release.”

“Is there any activity on the investor relations front to help spur buying interest?”

Okay. Well, my sense is that there is a huge disconnect between what people hear and read or assume about the Company and what we’re actually doing. Last year at this time, think about it: we were an OTC company, we had little more than an exciting promising technology yet to be widely adopted in the marketplace, some promising partnerships, nothing really yet to show in terms of business fundamentals, limited access to capital, a relatively small team who posted virtually zero revenue, and the stock was traded on a post-split basis that’s probably ten times higher than it is today.

Today, 12 months later, we’ve got hundreds of thousands of happy customers on the platform, we’ve posted double-digit growth quarter-over-quarter this year, we’re the market leader in a $200 billion industry with enormous growth potential, our customers are publishing results they’re getting from using our platform, that includes thousand-percent increases in conversion rates, 3,300% increases in retention rates. Crazy numbers. We’re a NASDAQ-listed company with a quality institutional investor base. We’ve raised more than $25 million in just the past six months. We have a low float, clean balance sheet, no debt, plenty of cash, and the proven ability to raise capital as and when we want it from the same investors who remain excited about the Company.

We have our first of what I hope will be many more NASDAQ company analysts covering the Company, with a buy recommendation that’s more than three times the price the stock is trading at today. We’ve proved we can complete an acquisition and successfully manage the integration of more than a hundred people while simultaneously merging two separate tech platforms into one and bringing it to market on time.

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I’ve tried to talk about the need to step back and get some perspective, because when you do it’s really hard not to recognize the positive transformation that we’ve undergone: setting the stage, building the foundation of the billion-dollar business we set out to build. It was around this time last year I said transformation was coming. Remember that? I’m proud to say that we delivered that, and then some. Why isn’t it being recognized and reflected in the stock price?

Look, I believe we need to do a better job, a much better job communicating to the Street exactly what I just shared with you. In that regard, we’re currently interviewing IR firms with a greater focus on outbound IR, not just answering phone calls and e-mail; actively contacting qualified investors and institutions to set up meetings and calls introducing the Company. We’re currently scheduling the continuation of the non-deal road show that’s going to begin in September where I’ll be meeting with fund managers and other professionals in person to (inaudible) our business. That’s how we’re going to get the word out.

Okay. Three questions in this category. “Without saying, unless you can, have the institutional investors given the Company any more leads, tips, advice, and what would help the Company even more? Are you aware of any institutions buying shares in the open market? Their support is good for new share offerings, some of them are indeed top tier, but it clearly did not help the PPS up to now.” “With very low SP share price and very very low evaluation,” I’m reading these questions verbatim, “why insiders are not buying the stock at the open market?”

Okay. Yes, I’m in touch on a fairly regular basis with our institutional investors, many of whom are very active and forthcoming with ideas and relationships, introductions, et cetera, to help the Company. Yes, I am aware of some of our institutional stockholders even just recently talking to me about it, that are buying in the open market, and slowly accumulating. As to the reasons I just stated, we here at the Company believe that the stock is grossly undervalued. I mean, look at the recent analyst reports. Applying a market multiple at even the lowest end of the spectrum produces a share price that’s significantly higher than where it’s at now.

Yes, we intend to buy the stock, but, in order to make sure that we comply with the SEC’s insider trading rules, we have to set up something that’s called 10(b)(5-1) trading accounts, where the buying is actually managed by a broker, pursuant to a schedule or a formula, and not directed by us. We’re setting up those accounts for all members of the senior Management team and all of our Board members. Many of them, including mine, have actually already been set up. I believe there’s a 30-day mandatory waiting period before you can start buying. Yes. Look for those Form 4s.

Two questions in this category. “Could you comment on the AGT analyst report,” and, “Have other equity research firms expressed interest in picking up analyst coverage on Verb?” First, yes, we’ve already been interviewed by a few other analysts, and I’m hopeful that they’ll publish a report.

As to Brian Kiplinger’s report, as many of you know, Brian is a very well respected analyst that covers a lot of listed companies. He’s well respected because he takes a very conservative approach. He does a tremendous amount of deep dive due diligence, as he did with us. He builds his own models. Look, he calls them as he sees them. I personally think he was very conservative on his estimates, because he’d rather fall behind on his projections than be ahead of them. I get that. He doesn’t want to project the revenue or earnings target and then have the Company miss and he looks foolish. Look, I respect that approach, and whether I agree with his conclusions or not doesn’t matter. As I said before, even taking Brian Kiplinger’s conservative projections, he still has a price target that’s more than three times what it’s trading at right now.

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By the way, people ask, well, why do we care about analysts’ reports? It’s because when a broker likes a stock, he wants to recommend it to a client, the ability for that broker to point to an analyst’s report with a buy recommendation gives that broker a tremendous amount of comfort and protection, especially from (inaudible) scrutiny.

This was another really important reason for us to list on NASDAQ, because analysts don’t cover OTC stocks, and brokers don’t recommend OTC stocks.

Okay. Moving on.

Four questions in this category. “If I remember correctly, Rory once mentioned he plans to finance the Company with normal debt instead of stock dilutions; the last round is certainly not a toxic capital raise but is still factually dilution; what’s his current stance in this regard?” Next. “If future cash flows are supposed to be greater than today, why choose to finance the Company at current valuation levels with equity financing versus debt financing?” Next. “On the last call with shareholder questions, it was stated that in order to sustain the cash flow, Verb would use traditional bank financing, but it now appears additional warrant stock has been issued; can you clarify?” Last in this category. “Did the $2.8 million paid”—I presume they’re referring to the recent debt reduction— “came out of the $5 million raise?”

Okay. Yes. It’s absolutely true, I stated that it was my intention to finance our gap in capital requirements, following the $20.5 million capital raise, the public offering that we did, with traditional debt. Those comments were based upon our then ongoing communications with some lenders, offering more traditional debt financing. They provided us terms sheet reflecting the deal terms and conducted due diligence, actually over a three-month period. I believe we satisfied all the terms set forth in the terms sheet. They represented several times over that period that they were ready to close the deal on those terms, and I had every reason to believe that they would close the financing on those terms.

Unfortunately, when they went back to committee for the final approval, they changed the deal on us, and they said that we had to have more cash on our balance sheet. Look, needless to say, I was pretty unhappy about that because if they had closed the deal earlier instead of taking three months to get due diligence, we would have had more cash on our balance sheet. But look, that was the reason for the recent offering, which by the way was priced at $1.55, that $5 million that we raised obviously more than where the stock is trading today, and only slightly below where it was trading when we closed the deal, so it wasn’t traditional bank financing, but it was certainly way better than we would have gotten if we were still trading on the OTC.

Finally, no, the $2.8 million of debt that we retired did not come out of the new $5 million that we just raised.

Next question. “Update with Salesforce.” Okay. As I think I disclosed many months ago, many months ago, we submitted our app to Salesforce for security review, which is a long and arduous process, and they warned us about it, as the Salesforce test team conducts a very thorough inspection of the application to ensure that it meets all of their really rigorous standards. That process could take several months, in some cases could take up to a year. Look, I’m happy to report that Salesforce approved us a couple of weeks ago. Yes, we didn’t announce that because I didn’t want to give anyone the impression that we’re home free and the app’s going to be released next week. There’s still work to do. But the longest, most difficult lead time item is now behind us.

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Now we need to take our new core, interactive video engine with our new data collection and analytics capabilities, which we completed on time in Q2, and tie it into Salesforce. Because we already passed security review, we don’t have to go through that again when we install the new core. This is what they explained to us. We originally planned to do that in Q3, but we’ve pushed it out to Q4 together with some other integrations in order to capitalize on some immediate large revenue opportunities which are nearing release, one of which is our new Learn application that I think we’ve talked about several months ago, that we’re delivering on time to clients waiting to pay for it. There’ll be a fair amount of PRs and news around this when it’s done.

Next question, I think we’ve got five in this category. Yes. Five, yes. “Do we have a new date for the implementation of Cash Pro? My understanding from the last conference is that it would be out by the end of June or early July; are there any former (inaudible) initiatives still in the works such as the medical piece, example, the opportunity to aid in drug treatment trial responses?” Next, “Inquiring regarding status of clinical trials in the (inaudible) Verb med application.” Next, “I reckon Verb Direct is the main focus right now, but could you give an update on other verticals, Med, EDU (phon), Live, as well as that specific tool for electoral campaigns?” Next, “It seems that estimates on completed products and integrations are way off; so much was supposed to be done in Q2 with so many new people hired, how come original estimates are so wrong?” Last in this category, “We know Verb has a good relationship with Microsoft; do you have plans to integrate four technology”—I guess that’s our technology—“into the mix of stream serving? Seems like a great way for Microsoft to offer some differentiated (inaudible) with Twitch.”

Okay, look. I’ve made several statements over the past year concerning certain product releases, as well as partnerships with some of the very large players in the space, and I want to reiterate that it is my intention to deliver on every one of them. But I’ve given people the impression that I’ve overpromised and underdelivered. Well, the fact is this. We’ve made some very well thought-through strategic decisions with input from some of the brightest people in the industry, in putting together our current product growth map, which obviously needed to change after we completed the acquisition of Sound Concepts, because with that acquisition came a whole new menu of value-creating opportunities, and we needed to analyze each one and prioritize really carefully. We’ve done that, and I’m very confident in the choices that we’ve made, and that we’ve been implementing and executing. Yes, we’ve shuffled releases of certain products around, because it was the smart thing to do, and the best allocation of our resources. It’s a process that every company goes through. It’s terribly short-sighted to mistake or assume that a change in the launch date of any particular product is the result of some failure on our part. It’s really quite the contrary.

Look. We have a much stronger experienced Management team, a world-class advisory Board by anyone’s standards, with far greater decision-making capabilities, and a development team 49 strong that is light-years ahead of the offshore developers we had when we were trying to stretch every dollar. Look, I don’t want to disparage anyone, but we are a far, far better company in every way than we were in 2017 and 2018, especially on the development side.

With respect to Microsoft, among other partners, I want to make sure that I set very clear expectations. Okay? It’s my intention to deliver and deliver big, but I’m not going to talk any more about it until it’s released. I’ll let the facts speak for themselves. Don’t believe anything that you hear or read on this topic, as there’s so much disinformation out there, you’d think this was a presidential election. Look. When it’s ready, you’ll hear from me directly and not til then.

Next question. “I’m so anxious for the share price to rise, and for vindication, I immediately started posting statements you made on the conference call; I had just made a post about ramping up and hiring software engineers to keep up with client demand, when lo and behold, I listened to the replay and caught that you now have 49 software developers. I have to say I was taken back just a tad by that number. If 49 is correct, ‘impressive’ would be an understatement and speaks volumes for anticipated demand for the platform.” Okay, so that’s not exactly a question, but yes, thank you. I think it’s impressive, especially compared to where we were a year ago, and where Sound Concepts was a year ago. Yes, the product road map I alluded to a moment ago is diverse, robust, exciting, and represents our dual goal of producing immediate results while at the same time investing in our future. That’s exactly the tack you should want us to take.

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Two questions in this category. “Some people from the former Sound Concepts have likely little experience in the stats business; how will this affect the future of Verb’s work force? I don’t want anyone to lose his job, of course, but will you be able to use your resources the best way possible?” Next, “Have any senior employees left the Company since the up-listing?”

Look. I’ve always found that the strongest, most successful teams are those with the greatest diversity. The leadership at Sound Concepts, the relationships and experience they bring to the table, is extremely complementary to our own, and together with some really many, many new members that we’ve added to the team over the past six months, some you know, some you’ll soon know, makes us the best team able to disrupt and dominate the industries we choose to enter. No, we have not had any senior employees leave the Company since the up-listing; none left, in fact, all of this year.

Okay, next category, there’s four questions in this category. “Do you still expect to be cash flow positive by the end of 2019? If so, can you provide specific details regarding this?” Next, “Do you believe that this offering will be the last one needed and that future revenue will be able to cover all costs?” Next, “Is there still the possibility of being cash flow positive or net flow positive this year?” Next, “Rory said that Verb would be cash flow positive by end of 2019, but the AGT report aims for quarter two 2020 to be cash flow positive.” Then, in all caps and three question marks, “WHO WAS RIGHT???”

Okay, so, let me explain how I look at growing a business.

We’ve now got a business that is generating approximately $1.3 million a month, on a fairly consistent predictable basis. With that kind of revenue coming in, I could probably get the Company cash flow positive next month and pay ourselves big salaries and lease expensive cars, take longer vacations, and live large. But I’d have to cut 90% of the development team, many members of the sales team we just hired, most of the new product team, our marketing, our advertising budget, our acquisition and strategy teams, among other cuts. We’d have a cash flow-positive company that actually deserves the stupidly low market cap that we have today. But that’s not what I invested my money in, and my time in, and that’s not what the team we have that’s worked for a long time, mostly for shares of stock, invested in, and I just don’t think any of you invested in that type of business.

Okay, yes, I’m being facetious. But I want to paint a really clear picture of what it takes to create a big business. I mean, a really big business. That’s what we all want, right?

Yes. You manage your cash, but once you begin generating revenue and you have a solid plan for growth that’s working, then you continue to invest in it. You invest in its growth. Our job as Management is to strike the right balance between feeding that growth and not running out of money.

Look, we didn’t just start yesterday, and many of you guys have been with us for a long time. You know that we manage our cash very well. We’ve kept this business on track and moving forward through very difficult times, before we even had a marketable product, before we had any revenue. I hope by now we’ve earned your trust that we know what we’re doing.

Look, when we first started, and the road ahead was far more daunting than it is today, people asked, how you going to make it? I used to say, look, we got this. I haven’t had to say that for a while, but honestly, we got this. Okay, so, yes. Go ahead and chalk that one up to a forward-looking statement, for those of you keeping track.

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All right. Four questions in this category. “Previously Verb has stated they would be able to provide forward-looking projections; is this still the intent, and what would be the timing of this? Ideally these would include revenue, cash flow, profits and be over a several-quarter / year view.” Next: “I thought that after the Q1 earnings that full year guidance or color on the full year guidance was to be presented during the Q2 earnings. Any updates on full year projections?” Next: “How many enterprise customers does Verb currently have, and is it known / estimated how much revenue those customers will contribute on a quarterly or annual basis?” Next, final one in this category, “What’s the time frame from signing an enterprise to them paying their first month, and what happens in between?”

Okay. We have now a very strong and deep finance department and access to data, and analysis of that data that gets better every month. I’ve got a very good handle on what I think we’re going to do in 2019. On the low end, from our existing nicely growing (inaudible) one of the unique things that we have to contend with in the direct sales space is that we could sign a contract in January, be ready to deliver the application in February, but then we have to wait until August to launch the product and recognize revenue, because the client insists on waiting until their annual or semi-annual conventions or conferences to introduce the product to all their reps. That kind of throws a ringer in our projections and if that’s the right term, and could cause our quarterly numbers to appear uneven, and even hide the real growth we’re experiencing.

You can’t really judge this business on a quarter-by-quarter basis, but rather over the course of the year. That impacts our projections and, in addition, we’ve also got a few whales out there that could pop at any time. Obviously I don’t think anyone is going to complain if that happens and we blow away our projections. But this is really our first quarter that we’re reporting on a combined basis, and I do think it’s prudent for us to get another couple quarters under our belt before we start putting numbers out there. I’ll leave that to the analysts for now.

Okay. Next category, we’ve got one, two, three questions in this category. “The Company anticipates its non-SaaS business to decrease and eventually disappear. I agree with this development, but would like to know if we expect the total revenue to keep decreasing in the coming quarters. As we have seen, market reacted poorly to the latest financials.” Next. “Why did revenue drop from Q1 2019 to Q2 2019? Did this have to do with the non-SaaS revenue and/or how the accounting rules recognize certain revenue? Can you clarify when you think that revenue Verb showed quarter-to-quarter will show an increasing pattern?” Last question in this category, “If we are slowly making our way out of the fulfilment part of the business, when users request samples and pay the $0.35 across samples and shipping price, are we still going to be fulfilling those samples, or do we just receive the $0.35 for margin and send the order off to the respective company itself?”

Okay. I want to make sure that any analyst looking at our business and determining a price target values our business by applying a recurring subscription revenue SaaS business multiple which, as you’ve heard me say repeatedly, is among the highest of any other industry. In order to ensure that we’re viewed that way and we’re valued that way, we need to transition out of the printing (inaudible) and fulfilment business, or, as our CFO here, Jeff, calls it, the pick, pack and ship business. Right?

Today, that business, which is how Sound Concepts got started and how they developed the relationships within the direct sales industry that have given the company its enormous competitive edge in the industry, that business accounts for more than half our revenue. I won’t want to transition out too quickly, because I believe a precipitous drop in our top line revenue would spook investors, as we just saw with only a small drop in top line revenue. While we continue to grow the SaaS business, we’re doing our best to manage that transition; that’s why I keep saying, don’t focus on top line, smart money is not looking at top line, we know what we’re doing, we are focused on the SaaS business.

As we’re transitioning out, we’re implementing a transaction fee of $0.35 or more when a user orders a sample or other non-digital service through the app; and yes, even when we contract all that fulfilment business out, we will maintain and even grow that fee for the convenience of ordering it through the app, and yes, that’s all margin for us.

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Okay. Let’s see, next category. One, two, three, four, five questions in this category. “You stated that the 36-client backlog could generate up to $3 million of annual revenue; was this a misstatement? Were you trying to be conservative? My calc says $10.8 million minimum, as the monthly fees for the white label app change from the $25,000 to $150,000 range stated in last quarter’s conference call.” Next. “Seven hundred thousand users as of June 30, 2019, and have added 7,000 per week since June 30, 2019. Question is what revenue from each of these users is, so I could see what the future holds.” Next. “More clarification on what we will stop doing and what aspects we will continue to do. About the 36 logos and that bringing another possible $3 million in revenue, does that mean for the rest of this year?” Next. “I would like to know how come the Q2 SaaS revenue was only $1.5 million, considering that the monthly fee of Verb bills for corporate clients between $25,000 and $150,000. According to the last 10-Q, you had over 100 corporate clients, so could you clarify how many of these clients are paying for the application?” Last question in this category, “Will the features be given for free for a trial period so all users will be able to use them for a time, get used to them, fall in love with them, and then not be able to function without them?”

Okay. Yes. I’m trying to be conservative on the revenue.

Next, let me explain how we generate revenue, and how we plan to increase it from existing customers. We currently don’t offer a free trial product any more. You may have seen that on our (inaudible) CRM product, which we’ve recently updated and rebranded as Verb Go, but that’s not our enterprise product. Okay? Verb Go is really, for the most part, what we use to demo further basic product for prospects. Virtually all of our revenue is derived from enterprise clients, most of which are in the direct sales space. Our existing pricing model is a base monthly recurring fee that is paid by corporate, that gives access to the application to a certain number of their sales reps, up to a predetermined cap. If they exceed that cap, they pay more.

Our objective is to get to an average revenue per user; the finance guys call it ARPU, average revenue per user. We want to get to about $10 per user a month. It’s hard to give you an average revenue per user now, because we’ve got these caps, and within that cap, there’s different numbers of reps that are allowed to use the apps, based upon who the client is, so you can’t get a good number from that. But I could tell you that our intention is to get to $10 per user per month. We’re well below that now.

Now. We’ve got clients that have more than 100,000 people on the platform. Are we going to be able to get them to pay us a million dollars a month, or $12 million a year for our platform? Honestly, no. I don’t think that that’s realistic, at least certainly not now. The way we’re going to get there, the way we’re going to get to that $10 ARPU, is to charge the enterprise a fixed flat monthly fee, similar to what they’re already paying us, but I want to eliminate the cap on the number of users they can put on the platform. I want them to put everybody on the platform. Okay? That’s what we want to do, get everybody on the platform right out of the gate. Let’s get millions of users on the platform quickly.

Then we’re going to introduce our in-app purchase capability so that each rep could subscribe for relatively low-cost features like new interactive video features, and stickers, and frames, and filters, and CRM upgrades, which for us is really virtually all margin. This way, we’ll have the solid baseline predictable revenue from corporate, and add to that the user subscriptions to these upgrade features, and we’ll push for that $10 per user per month revenue on a much much greater user base. That’s how I believe we can and will grow our revenue from our existing customer base. Then add to that, of course, all the new logos that the sales team is bringing on every quarter, and that’s how we will realistically build that billion-dollar business.

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Okay, next. Actually, getting to the end of it now. Two more questions in this category. “How will the trade wars with China affect Verb’s ability to do business there, and if you’re able to say, what are the potential users with the Company in China, do they also want a customer-facing app?”

Look. China has now surpassed the U.S. as the largest market in the world for direct sales business. We’ve long had aspirations going into China, but it’s costly, it’s complicated, and without an actual revenue opportunity, it’s really just very risky. In fact, way too risky for us today. However, we recently had one of our large clients ask us to go with them, and they want to get that done before the end of the year. This allows us to go in, cover our costs, remove the risk, hit the ground running, with a guaranteed revenue stream that we could build on, and attack that market. Yes, this is really an extraordinary opportunity, and yes, there’s a lot of work to be done, we’ve got to flesh this out, but we’ll keep you posted as it develops; but I think it’s pretty meaningful.

As to the current trade war with China, most analysts believe, and I agree with them, that it’s really not sustainable on either side. Whether it would affect us or not, I don’t really know, but I’d really be surprised if it was still going on when we’re ready to make our move there.

Okay. We’ve just got two more questions, one in this category. “When are all of the lawsuit things going to stop?” Look, the problem with the legal system in this country is that anyone can sue anyone for anything, no matter how bogus their claims may be without any real repercussions or consequences. They know that people will figure out what it’s going to cost to defend it, and they would pay some amount up to that number to settle it. Unfortunately, there are law firms who have developed an entire business model around that very thing, and they actively solicit people, you see press releases, to get people to be their bogus plaintiffs so they can bring these kinds of cases. Now, look, I don’t want to disparage that entire industry; some of those firms do really excellent work and protect people, so I don’t want to give you that impression. But I think you know what I’m referring to.

When is it going to stop? It’ll stop when Congress passes a law that requires the loser to pay the legal fees, and then we’ll see these predatory lawsuits stop. Until then, they’re just a nuisance, it’s not something we are at all concerned about, and despite the ridiculous number of press releases you see about every week, there’s only two cases that have actually been filed, and interestingly, they both recite the exact same claims almost verbatim. Wilson Sonsini is one of the most respected law firms in the world, and they’ve been brought on to handle the cases for us, and I’m confident that justice will be done.

Next. “Can you please address what happened with the real estate app for Ultra (phon), since that was so highly touted?” As far as I know, they’ve requested some customized features that they feel they really need, which are set forth in our product road map, with the appropriate priority attached to it.

Last, I think this is the last question? Yes. “Is there a strong possibility that we will see another reverse split in the near future?”

Well, look. I learned to say never say never about anything in this life, but I could state with virtual certainty that there will not be a reverse split in the near future. That’s a stupid, uninformed rumor, and let me say it again clearly, we will definitely not see another reverse split in 2019.

Look, frankly? I was really hoping that the Street would have given us a lot more credit for what we’ve accomplished, allowing me to petition our Board to do a forward split and put more shares back into every stockholder’s hands. Yes, that’s still my plan, when the time is right.

Okay, so, that’s every single question that was posed to us. Thank you for listening. If anyone submitted a question and I didn’t read it here and respond to it, it’s because it didn’t come through, for whatever reason. If anybody has a question that didn’t get answered, send it over and we’ll reach out to you and respond appropriately for you.

Again, thanks very much, we’ll keep everyone posted, talk soon. (Inaudible).

Operator:

Thank you, ladies and gentlemen. Thank you for your participation. You may now disconnect your lines and have a wonderful evening.

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